Exhibit 99.3 Pro Forma Financial Statements

Unaudited Pro Forma Financial Information:

The following selected Unaudited Pro Forma Financial Information is based on the historical financial statements of CMG Holdings, Inc. and Creative Management Group, Inc. and has been prepared to illustrate the effect of Creative Management Group’s acquisition of CMG Holdings, Inc. The Unaudited Pro Forma information has been prepared treating the merger as a reverse merger whereby Creative Management Group, Inc. is the acquirer for accounting purposes. Both Creative Management Group, Inc. and CMG Holdings, Inc. report their financial results on a financial year ending December 31. The pro forma balance sheet gives effect to the acquisition of CMG Holdings, Inc. as if it occurred on March 31, 2008.

A proforma statement of operations has not been presented since the only operations that CMG Holdings, Inc. had were discontinued with the reverse merger.

On May 27, 2008, CMG Holdings, Inc. entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement” with its controlling shareholder, Creative Management Group, Inc., a privately held Delaware corporation (“Creative Management, Group, Inc.”).  Upon the closing under the Reorganization Agreement on May 27, 2008, the eighty shareholders of Creative Management Group, Inc. delivered all of their equity interests in Creative Management Group, Inc. to CMG Holdings, Inc. in exchange for shares of common stock in CMG Holdings, Inc. owned by Creative Management Group, Inc., as a result of which Creative Management Group, Inc. became a wholly-owned subsidiary of CMG Holdings, Inc. (the “Reorganization”).

Pursuant to the Reorganization Agreement, at closing, the shareholders of Creative Management Group, Inc. received one share of CMG Holdings, Inc.’s common stock previously owned by Creative Management Group Inc. for each issued and outstanding common share owned of Creative Management Group, Inc. As a result, at closing, the 22,135,148 shares of CMG Holdings, Inc. that were issued and previously owned by Creative Management Group, Inc. are now owned directly by the shareholders of Creative Management Group, Inc.  The 22,135,148 of Creative Management Group Inc. previously owned by its shareholders are now owned by CMG Holdings, Inc., thereby making Creative Management Group Inc. a wholly-owned subsidiary of CMG Holdings, Inc.. CMG Holdings, Inc. did not issue any new shares as part of the Reorganization.

Upon completion of the closing under the Reorganization Agreement, CMG Holdings, Inc. has a total of 42,400,000 shares issued and outstanding of which 20,264,852, or approximately 47.79% are held by persons who were previously shareholders of the Registrant, 22,135,148 shares, or approximately 52.21% are held by persons who were previously shareholders of Creative Management Group, Inc. and 16,144,852 shares, or approximately 38.1% are held by CMG Acquisitions, Inc., the wholly owned subsidiary of Creative Management Group, Inc.

Neither CMG Holdings, Inc. nor Creative Management Group, Inc. had any options or warrants to purchase shares of capital stock outstanding immediately prior to or following the Reorganization.

	Creative Management Group, Inc.
	and Subsidiaries	CMG Holdings, Inc.
	3/31/2008	3/31/2008		Adjustments	Proforma
Assets

Cash	$456,781	$71		$-	$456,852
Money market investment	1,236,693	-		-	1,236,693
Accounts receivable	440,000	-		-	440,000
Office Equipment / Computers	1,159	-		-	1,159
Total Assets	$2,134,633	$71		$-	$2,134,704

Liabilitites

Client Payable	$493,172	$-		$-	$493,172
Line of Credit	818,591	-		-	818,591
Accounts Payable	139,226	-		-	139,226
Salary Payable	1,050,000	-		-	1,050,000
Consulting Payable	396,750	-		-	396,750
Long-term debt	1,492,000	-		-	1,492,000
Total Liabilities	4,389,739	-		-	4,389,739

Equity (Deficit)

Common stock:
100,000,000 shares authorized; par value $0.01 per share; 10,000,000 shares issued and outstanding	100,000	-	(1)	(100,000)	-
150,000,000 shares authorized; par value $0.001 per share; 42,400,000 shares issued and outstanding	-	42,400		-	42,400
Additonal paid-in-capital	20,686	6,450	(1)	51,221	78,357
Accumulated deficit	(2,375,792)	(48,779)	(1)	48,779	(2,375,792)
Total Equity (Deficit)	(1,655,106)	71		-	(1,655,035)
Total Liabilities and Shareholder Equity (Deficit)	$2,134,633	$71		$-	$2,134,704

Notes to proforma:
(1) On May 27, 2008, the shareholders of Creative Management Group, Inc. received one share of CMG Holdings common stock previously owned by Creative Management Group Inc. for each issued and outstanding common share owned of Creative Management Group, Inc. As a result the 22,135,148 shares of CMG Holdings that were issued and previously owned by Creative Management Group, Inc. are now owned directly by the shareholders of Creative Management Group, Inc. The 22,135,148 of Creative Management Group Inc. previously owned by its shareholders are now owned by CMG Holdings, thereby making Creative Management Group Inc. a wholly-owned subsidiary of CMG Holdings. CMG Holdings did not issue any new shares as part of the Reorganization. The result is a reverse merger and recapitalization whereby Creative Management Group, Inc. is the accounting acquirer and will be recapitalized.